UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                               ______________

                                  FORM 8-K


                          CURRENT REPORT PURSUANT
                       TO SECTION 13 OR 15 (D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

    Date of Report (Date of Earliest Event Reported)   December 14, 2006

                     Commission File Number: 000-14047

                     LIBERTY DIVERSIFIED HOLDINGS, INC.
           (Exact name of registrant as specified in its charter)

     Nevada                                                 04-2392188
(State or jurisdiction of                 (IRS Employer Identification No.)
 incorporation or organization)

                        2100 West Orangewood Avenue
                                 Suite 220
                         Orange, California  92868
        (Address of principal executive offices, including zip code)

                               (949) 376-4846
            (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




ITEM 2.01 COMPLETION OF ACQUISITION

On December 8, 2006, the Company agreed to acquire of all of the stock of Better Bodies, Inc., whereby Better Bodies, Inc. became a wholly owned subsidiary of the Company. 100% of the shares of Better Bodies, Inc. were acquired from Mr. Wayne Bailey for 10,000,000 shares of the Company's Series B preferred stock.

Better Bodies, Inc. contains a licensing agreement and marketing rights for "CelluBike", a revolutionary product which integrates cardio-vascular exercise with modern infrared technology to assist in weight loss and the reduction of cellulite and inches. CelluBike also offer numerous additional potential applications for the health and wellness and medical professions, as well. Better Bodies, Inc. was formed in 2006 to import and operate CelluBike locations throughout the U.S. and eventually worldwide. Locations are currently operating in the Southern California, Utah and Las Vegas, Nevada areas. The locations have been a success and are producing revenues. Better Bodies also markets CelluBikes to Day Spas, Wellness Centers, Nutrition Centers and to celebrities.

The CelluBike is revolutionary in that it uses two different technologies in one unit - infrared heat integrated with a recumbent bike. While the user is peddling the recumbent bike to get their heart rate up to 60-70% of their maximum heart rate, CelluBike simultaneously employs an array of infrared lamps to direct infrared heat directly to the body. This combination of exercise and infrared can increase the number of calories burned in a 40-minute session to as high as 2,400, compared to approximately 200-500 calories for a typical exercycle. Each 40-minute session allows the body temperature to rise about 3 degrees Celsius, causing the user to create a deep sweat, first from their sweat glands and then after continued use, from their sebaceous glands. This deep sweat functions as "the body's cleanser" and is sometimes is referred to as the" third kidney" because it plays a very important role in expelling wastes from the body, including toxic substances such as dioxin, lead and other heavy metals that do not melt in water but dissolve in the fat in the body. Whereas normal sweat comes out through sweat glands, these built-up toxic substances are ejected only through the sebaceous glands.

The deep cleansing afforded by the combined exercise and infrared treatment of the CelluBike may also result in the following additional benefits:

     - Detoxifies the body of narcotic drugs and hormone disrupting chemicals melted in the body fat and internal organs
     - Detoxifies the body of heavy metals, hydrocarbon residues, alcohol, nicotine, sodium and cholesterol
     - Stimulates endorphins of the brain and kills unwanted organisms like bacteria and parasites
     - Helps relieve pain associated sprains, muscle spasms, muscle soreness and joint stiffness
     - Decreases or eliminates the amount of soreness, swelling and lactic acid normally created through exercise
     -    Enhances circulation and oxygenates the tissues
     -    Increases the body's metabolism and relieves stress
     -    Decreases blood sugar levels



     - Sharpens senses and relieves stress, leaving the user feeling refreshed and rejuvenated.
     -    Improves skin tone and elasticity
     - Helps reduce scars, burns, and other unsightly or irregular skin conditions
     - Increases blood circulation and stimulates deep cleansing of impurities in the bloodstream
     - Improves the immune system by increasing the immune power the leukocyte, macrophage, NK cells and activates T cells (the immune power is strengthened over 200 times by raising the body core temperature up to 3.5 degrees C).

Item 9.01 Financial Statements and Exhibits.

     (a)  Financial statements of businesses acquired.
          --------------------------------------------
          [ ] Registrant intends to file the financial statements of Better Bodies, Inc., no later than 71 calendar days after the date of filing of this initial report on Form 8-K as required pursuant to Rule 3-05(b) of Regulation S-X.

     (b)  Pro forma financial information.
          --------------------------------
          [ ] Registrant intends to file the pro forma financial information no later than 71 calendar days after the date of filing of this initial report on Form 8-K as required pursuant to Article 11 of Regulation S-X.

     (c)  Exhibits
          --------

          10.1 Stock Purchase Agreement by and between Registrant and Wayne Bailey and Better Bodies, Inc. dated December 8, 2006.



                                 SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              LIBERTY DIVERSIFIED HOLDINGS, INC.

Date: December 14, 2006       By: /s/ Ronald C. Touchard
                              ---------------------------------------------
                              Ronald C.  Touchard,
                              Chief Executive Officer